Exhibit 10.5

November 16, 2011

Mr. Milam Randolph Pharo

401 Aspen Pl.

Golden, CO 80403

Dear Randy:

Magellan Petroleum Corporation (the “Company”) is pleased to offer you employment as its Vice President – General Counsel and Secretary effective November 30, 2011 (the “effective date of employment”), on the following terms and conditions:

•	Your base salary for your first year will be $175,000.

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Upon the effective date of employment, the Company will grant you 500,000 stock options to purchase common stock of the Company. The exercise price per share for these options shall be the closing price for the Company’s common stock as reported on the NASDAQ Capital Market on the effective date of employment. The vesting for such options shall be one third on the effective date of employment, and, provided you remain an employee of the Company on the following respective vesting dates, the second one third shall vest on the first anniversary of the effective date of employment, and the final one third shall vest on the second anniversary of the effective date of employment. The options shall have a ten (10) year term and unexercised but vested options shall not terminate because of your termination of employment, unless such termination by the Company is for good cause such as malfeasance, documented poor job performance (with prior notice and an opportunity to cure), or the like. After the termination of employment for reasons other than “for cause,” you may exercise your vested options (unless previously terminated or exercised) for a period until the earlier of: (1) November 30, 2021 or (2) twelve (12) months from the last business day of the calendar month in which the Company determines (and so informs you of such determination in writing) that you no longer possess material non-public information about the Company. Notwithstanding the foregoing, in the event of termination due to death or disability, vested options (unless previously terminated or exercised) may be exercised within the one (1) year period following your death or disability, but in no event later than November 30, 2021. In the event of any change of control event (to be defined in a manner consistent with the definition(s) applicable to other stock options granted by the Company), all unexercised options shall be immediately vested in full. Unexercised options shall not entitle you to any dividend participation with respect to the option shares that have not then been acquired.

It is understood and agreed that such stock options are being issued as an inducement award that is to be exempt from the NASDAQ stockholder approval requirements, and not as options authorized by the stockholders pursuant to the Company’s Stock Incentive Plan. Both parties recognize that shares acquired upon the exercise of such options will be restricted securities under Rule 144 of the Securities and Exchange Commission (“SEC”) unless covered by an effective S-8 or other appropriate registration statement. The Company agrees to include the shares of common stock covered by your options in any S-8 or other appropriate registration statement the Company files regarding any other shares if the shares underlying this grant of stock options are then considered or would be considered restricted securities under the provisions of Rule 144 and your option shares may be included in such registration statement in accordance with SEC rules.

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You will participate in all Company benefit plans such as health, dental, and vision insurance, 401(k), sick or personal time, cash bonus, and long terms incentive plan, and any other benefit plan of the Company in accordance with the terms and conditions of each such plan and at a level consistent with other executive officers of the Company.

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All salary adjustments and all other remuneration such as cash bonus and long term incentive plan participation shall be subject to your performance as determined by the CEO and the Board of Directors and consistent with the terms and provisions of such plans and adjustments as such terms and provisions exist at the time of such salary adjustment or plan participation.

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The Company understands and agrees that at this time your position is believed to be a part-time position, averaging thirty (30) hours per week. Both parties agree however that various projects may require a greater time commitment and that such shall not provide a basis for an out of cycle adjustment to the base salary proposed hereby unless the position clearly becomes a full time position. In that event, the parties will endeavor to reach a mutually satisfactory solution to this change of status.

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Your vacation time will be as determined by the mutual agreement of you and the CEO with the understanding that you have informed the Company that your prior commitments for 2012 will necessitate at least six weeks off. This time off notwithstanding, you agree to schedule and take such time in a manner so as to not disrupt the orderly conduct of the Company’s business.

•	The Company will pay dues and membership fees for you to maintain membership in appropriate professional organizations as reasonably agreed to by you and the CEO.

•	You understand and agree that your employment is “at will” in accordance with Colorado law.

Provided these provisions accurately set forth the terms of your initial employment by the Company, please so indicate by signing below in the space provided.

Very truly yours,

Magellan Petroleum Corporation

/s/ J. Thomas Wilson

J. Thomas Wilson

President and CEO

Agreed to and accepted this 30th day of November, 2011.

/s/ Milam Randolph Pharo

Milam Randolph Pharo